Tri-Continental Corporation

Name Change Authorization Form

Please complete this form to update a name on your account. For example, submit this form if your name has changed as a result of marriage or divorce. Please note: This form may not be submitted to change an account registration in any way other than altering a stockholder's name (generally resulting from marriage, divorce, etc.).

Part 1	Stockholder Information

Part 2	Account Information

Part 3 Name Change Instructions

Part 4	Certificates

Please return this form with any outstanding certificates. We suggest certificates be returned unsigned by registered or certified mail to Tri-Continental Corporation at one of the addresses in Part 6 below. If you have a certificate but cannot find it, please call a representative at 800.345.6611, option 3, Monday through Friday from 9:00 a.m. to 6:00 p.m. ET.

For assistance completing this form, please contact a representative at 800.345.6611, option 3, Monday through Friday, 9:00 a.m. to 6:00 p.m. ET.

CT-FR/111503 F (11/18)

CT-FR/111503 F (11/18) 2220721 (11/18)
Part 5	Signature & Certification

Part 6	Return Instructions

For assistance completing this form, please contact a representative at 800.345.6611, option 3, Monday through Friday, 9:00 a .m. to 6:00 p.m. ET.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name for the Columbia Threadneedle group of companies. Columbia Management Investment Services Corp. is the Service Agent for Tri-Continental Corporation.

© 2018 Columbia Management Investment Advisers, LLC. All rights reserved.